Exhibit 10.6

Endorsement Agreement

THIS AGREEMENT is entered into this 21st day of October, 2009, by and between DC Brands International, Inc., a Colorado corporation with offices at 9500 NW 49th Ave., Ste. D-106, Wheatridge, Colorado (the Company), and Chris Andersen, an individual whose address is 5401 South Park Terrace Avenue. #308B, Greenwood Village, CO 80111 (the Athlete).

WITNESSETH:

WHEREAS. Athlete is recognized and widely known throughout the world as a professional basketball player with the National Basketball Association's Colorado Denver Nuggets: and

WHEREAS, Athlete's name and likeness, by virtue of his ability, experience and public image, have acquired a meaning in the mind of the purchasing public important to the advertising, promotion and sale of merchandise: and

WHEREAS, Company is engaged in the manufacture, distribution, and sale of nutraceutical and other health-oriented beverages under the trade name Hard Nutrition (the Product);

WHEREAS, Company is desirous of acquiring the exclusive right and license (for this specific category only/beverages) to utilize Athlete's name in connection with the advertisement, promotion, and sale of the Product in the United States, Asia, South and Central America and Europe (the Territory), and Athlete is willing to grant such right and license.

NOW, THEREFORE. in consideration of the mutual covenants set forth herein and for other good and valuable consideration, it is agreed as follows:

1. GRANT OF ENDORSEMENT RIGHTS

Subject to the terms and conditions set forth herein, Athlete grants to Company the exclusive right and license during the Term and within the Territory to use Athlete's name, nickname, initials, autograph, facsimile signature, photograph, likeness, and/or endorsement (Endorsement) in connection with the advertisement, promotion, and sale of Product in the Territory.

2. TERM

This Agreement shall be effective as of the date of execution by both parties and shall extend for a period of one (1) year, with an option in favor of the Athlete to extend the Term for an additional one (1) year under the same provisions as this Agreement (the Term).

3. COMPENSATION

In consideration for the Licenses granted hereunder, Company agrees to pay to Athlete upon execution of this Agreement and during the Term of this Agreement a promotional fee (the Promotional Fee), as follows:

A. 1,750,000 shares of the Company's common stock, per year. with the proviso that the Company will, at its option, either register or provide a suitable opinion letter from its counsel under provision of SEC Rule 144 permitting resale, after six (6) months from the date of this Agreement. Such shares shall be immediately issued to such account(s) as Athlete deems fit with the express understanding that no resale may occur prior to six (6) months from the date of this agreement.

B. In the event that the market price, meaning the closing high bid price, for the shares is less than $.25 per share, when demand for registration or other permission to resale is requested, then Company shall issue an additional number of shares to make the value of the aggregate number of shares equivalent to no less than $437,500. The agreement to register or otherwise make the shares eligible for resale shall be enforceable only for so long as this Agreement remains in force,

C. In the event of termination of this contract, by either party, Compensation herein shall be deemed to have vested pro-rata monthly. (i.e. 145,834 shares per month) at the $25 per share and Athlete shall be provided those common stock shares at time of termination.

4. PROMOTIONAL APPEARANCES AND PERFORMANCE

A. If requested to do so by Company, Athlete agrees to make himself available once in each year of the Term for photographs or video recording for use in Company's advertising. Athlete has recently completed a photo shoot for other purposes: the Company may use these photographs in its advertising until such time as the photo shoot agreed to in this Agreement can be completed. Athlete shall have final approval of all Company produced advertising material using his likeness, such approval not to be unreasonably withheld.

B. If requested to do so by Company, Athlete shall make four (4) public appearances in each calendar year of the Term for the purpose of promoting the Product. Absent Athlete's agreement, the public appearances shall be no more than two (2) hours. No materials distributed at such appearances, including specifically any items bearing Athlete's likeness, shall be used without his prior approval.

C. With respect to each photo session or public appearance as defined above, Company agrees to pay all reasonable out-of-pocket expenses incurred by Athlete in connection with such session or appearance.

D. If requested to do so by Company, Athlete agrees to make himself available no less than twice in each year of the Term to provide voice recordings for use in Company's advertising. Athlete shall have final approval of all Company produced advertising material using his recorded voice, such approval not to be unreasonably withheld.

E. All public appearances shall be scheduled with Athlete's approval, and Company shall not schedule any such session or appearance at a time that would conflict with Athlete's performance of his obligations as a professional athlete. In furtherance of these scheduling matters, if permitted. Athlete agrees to endorse, recommend or otherwise publicize the Product at these appearances.

F. Athlete agrees to provide Company with four (4) autographed game jerseys (paid for by the company) for use as a display in Company offices and for gifts to VIP's related to the company, and furthermore to provide Company with one (1) pair of autographed game-worn shoes for use in such promotional or charitable purposes as Company determines appropriate.

5. NOTICE AND PAYMENTS

Any notice required to be given pursuant to this Agreement shall be in writing and mailed to Athlete at such address as is designated in writing to Company by certified or registered mail, return receipt requested, or delivered by a national overnight express service.

6. ENDORSED PRODUCTS FOR ATHLETE'S USE

During the Term of this Agreement, Company shall supply Athlete. at no charge, such amounts of the Product as Athlete may reasonably request for his or her own personal use or for distribution in connection with charitable events.

7. LABELING OF ENDORSED PRODUCTS

If deemed appropriate by Company, Product distributed or sold in the Territory may have some part or all of Athlete's endorsement affixed thereto or imprinted thereon,

8. RESERVATION OF RIGHTS

A. Subject to the terms of this Agreement, Athlete shall retain all rights in and to his name and endorsement and, whether during the Term or any extension thereof, Athlete shall not be prevented from using, permitting, or licensing others to use his name or endorsement in connection with the advertisement, promotion, and sate of any product or service other than the Product or those that are substantially similar to the Product, including but not limited to all computer/video games, CD-ROMs, and/or interactive video of any forth, except where otherwise obligated by contract. Company herein acknowledges Athlete has prior and ongoing endorsement relationships with Max Muscle, Pizza Hut, Alpine Grv1C, Pizza Hut Corporation, Arby's Corporation, Digome, InkWell Management, Remedy Clothing, and contractual NBA required appearances through Denver Nugget Basketball Operations, and the same shall not be construed as a "conflict" with the endorsement herein, Company and Athlete agree that they shall take all necessary steps during the Term to protect the Endorsement in connection with the advertisement, promotion, and sale of the Product.

B. It is understood and agreed that Athlete shall retain all right, title, and interest in his or her likeness, name, and/or trademarks, where applicable, except as licensed hereunder.

C. The parties agree to execute any documents reasonably requested by the other party to affect any of the above provisions.

9. NO LICENSE FOR USE OF OTHER TRADE MARKS

Company understands that Athlete has no individual rights or privileges with respect to the use of the trade marks, logos or other designs (the Marks) of the National Basketball Association or the Denver Nuggets, and agrees that it will not use Marks in its advertising absent the approval of either or both of them.

10. QUALITY CONTROL

A. Company shall fully comply with the marking provisions of the intellectual property laws of the applicable countries in the Territory.

B. The Product shall be of a high quality, at least equal to comparable products manufactured and marketed by Company and in conformity with a standard sample approved by Athlete.

C. If the quality of a class of the Product falls below such a production-run quality, as previously approved by Athlete, Company shall use its best efforts to restore such quality. In the event that Company has not taken reasonable steps to restore such quality within 30 days after notification by Athlete, Athlete shall have the right to terminate this Agreement.

11. REPRESENTATIONS, WARRANTIES, AND INDEMNITY

A. Athlete represents and warrants that he or she has not granted to others any right to use the Endorsement in connection with the advertisement, sale, or promotion of the Product or those that are substantially similar to the Product during the Term.

B. Athlete further represents to Company that he has the full right, power. and authority to grant the Endorsement herein.

C. Athlete further represents and warrants that he or has not misrepresented or concealed anything with respect to his background that may have a prejudicial effect on the value of the Endorsement, that he is in good health and does not plan to retire during the Term of this Agreement, and that he has not engaged nor will he engage during the Term of this Agreement in any activity (criminal or otherwise) that could potentially have a negative impact on the Product.

D. Company agrees to defend, indemnify. and hold Athlete harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims of third parties against Athlete based on the manufacture or sale of the Product, including, but not limited to, actions founded on product liability.

E. Athlete agrees to defend, indemnify, and hold Company. and its officers, directors, agents. and employees, harmless against all costs, expenses. and tosses (including reasonable attorney fees and costs) incurred through claims of third parties against Company based on a breach by Athlete of any representation and/or warranty made in this Agreement.

12. TERMINATION

A. Athlete shall have the right to terminate this Agreement upon 30 days' prior written notice to Company in the event of the appearance of any of the following contingencies:

1.	If Company is adjudicated insolvent, declares bankruptcy, or fails to continue its business of selling the Product; provided, however, that nothing contained in this Agreement shall obligate Company to sell any specific quantities of Product during the Term; or

2.	In the event Company fails to make payment to Athlete of any sums due pursuant to this Agreement within 30 days after such payment is due.

B. Company shall have the right to terminate this Agreement upon 30 days' prior written notice to Athlete or his or her legal representative in the event that Athlete;

1.	Retires as a professional athlete;

2.
Fails, for a period of 10 consecutive NBA games during the regular season, to be on an NBA roster. For the purpose of this Agreement, the status of "Disabled List" shall not be included in the definition of failing to be on a NBA roster

3.
Engages in illegal or immoral conduct resulting in a felony arrest or indictment, or if he has otherwise conducted himself/herself in a manner that is not reasonable in keeping with the standards of professional athletes;

4.	Misrepresents or conceals anything in his or her background that could be detrimental to the value of the endorsement being made;

5.	Engages in conduct contrary to the best interest of Company;

6.	Engages in conduct that offends the sensitivities of a significant portion of the population; or

7.	Engages in conduct that could bring Athlete into public disrepute.

C. Either party may terminate this Agreement on 30 days' written notice to the other party in the event of a breach of any provision of this Agreement by the other party, provided that, during the 30-day period, the breaching party fails to cure such breach.

D. Athlete shall have the right to terminate this Agreement at any time on 30 days' written notice to Company, such termination to become effective at the conclusion of such 30-day period.

12. POST TERMINATION RIGHTS

A. Upon the expiration or termination of this Agreement, all rights granted to Company under this Agreement shall forthwith terminate and immediately revert to Athlete and Company shall discontinue all use of and reference to the Endorsement.

B. In the event of termination of this Agreement other than because of a breach of any representation or warranty by Athlete, all monies paid to Athlete shall be deemed nonrefundable.

13. RELATIONSHIP OF THE PARTIES

Athlete's performance of services for Company hereunder is in his capacity as an independent contractor. Accordingly, nothing contained in this Agreement shall be construed as establishing an employer/employee, a partnership, or a joint venture relationship between Athlete and Company,

14. JURISDICTION AND DISPUTES

A. This Agreement shall be governed by the laws of Colorado.

B. All disputes hereunder shall be resolved in the applicable state or federal courts of Colorado. The parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available.

C. Parties herein agree that any disputes shall be resolved through binding Arbitration through AAA (American Arbitration Association) and any such decision can then be reduced to an Order of the Court

15. AGREEMENT BINDING ON SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns.

16. WAIVER

No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

17. SEVERABILITY

If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

18. ASSIGNABILITY

The License granted hereunder is personal to Athlete and may not be assigned by any act of Athlete, with the exception that Athlete shall have the right to assign his or her financial benefits hereunder.

19. INTEGRATION

This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents that may be in conflict therewith.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

DC Brands International, Inc.		Chris Andersen

By:		/s/ Chris Anderson
Title:	President & CEO	S/S No.:	###-##-####
Date:	9-26-10	Date:	10-26-09